CHISHOLM, BIERWOLF, NILSON & MORRILL, LLC
Certified Public Accountants
Phone (801) 292-8756 • Fax (801) 292-8809 • www.cbnmcpa.com

Todd D. Chisholm
Nephi J. Bierwolf
Troy F. Nilson
Douglas W. Morrill

February 22, 2011

Consent of Independent Registered Accounting Firm

Re: TMSH Compensation Plan

We hereby consent to the incorporation by reference into this Registration Statement on Form S8 of our report dated June 28, 2010, with respect to the consolidated financial statements of Timeshare Holdings, Inc included in their Annual Report on Form 10K for year end December 31, 2009 which is included herein by reference. Our report contains an explanatory statement regarding the company's ability to continue as a going concern.

Sincerely,

Chisholm, Bierwolf, Nilson : Morrill LLC

Chisholm, Bierwolf, Nilson & Morrill LLC